Multiband Announces Record Quarterly Revenues in 1Q09; Significant Positive EBITDA, and Strong Gains in  EPS; Raises 2009 revenue guidance to $220-240 million from $210-220 million.

- Quarterly revenues of $62.1 million increased 989% YoY and 340% sequentially;

-  EBITDA of +$1.6 million, or +$0.17 per share; Company generates positive EBITDA for fifth consecutive quarter and positive free cash flow from operations for fourth consecutive quarter;

-  GAAP net loss of ($2.6 million), sharply improved from ($4.7 million) in 1Q08.

- Hired 413 additional technicians, at a cost of approximately $1.2 million, to support anticipated higher business activity-

May 21, 2009 MINNEAPOLIS --(Business Wire)-- Multiband Corporation, (NASDAQ:MBND; www.multibandusa.com), a leading Home Service Provider (HSP) for DIRECTV with approximately 3,900 employees located in 32 Field Offices across the eastern and central United States, and the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units (MDU’s) with customers in 48 states, today announced strong first quarter financial results for the period ended March 31, 2009.

Strong 1Q09 Performance:  The Company generated record revenues of $62.1 million, an increase of 989% year-over-year from $5.7 million in 1Q08 and 340% sequentially from $14.1 million in 4Q08.  Revenues increased as a result of strong growth and due to the acquisition of the former operating entities of DirecTECH Holding Company, Inc., which closed on January 1, 2009.

Multiband’s MDU operating business segment also posted sharply improved operating results versus the prior year period, with revenues up 42% YoY to $5.3MM from $3.7MM in 1Q08.  Multiband’s HSP business segment performed strongly since it was launched in 1Q08 and was boosted considerably by the aforementioned acquisition; revenues in HSP grew 2,770% YoY to $56.8MM from $1.9MM in the prior year’s same period.

The Company generated EBITDA of +$1.6M, or the equivalent of + $0.17 per share, a substantial improvement from +$281,928 in 1Q08.  The first quarter of 2009 represented the Company’s fifth consecutive quarter of generating positive EBITDA and fourth consecutive quarter of generating positive free cash flow from operations.

Selling, general and administrative (SG&A) expenses were $13.7 million, or 22% of revenue, compared to $1.8 million, or 32% of revenue, for the same three-month period a year ago, illustrating the operating leverage inherent in Multiband’s business as it grows its operations in the HSP and MDU segments. Depreciation and amortization expense in 1Q09 was $3.3 million compared to $738k in the year ago period, driven primarily by the operating entity acquisition, which boosted amortization expense to $2.6MM in the period.

“This quarter’s record results reflect a number of powerful trends, including the growing tendency of consumers to increasingly stay at home due to economic conditions, which has driven sharp increases in subscribers at our primary customer, DirecTV.  Further, we have proven our ability to integrate the former operations of DirecTECH Holding Co., Inc., said James L. Mandel, CEO of Multiband. "Our improved quarterly financial results demonstrate the benefits of the acquisition and the synergies between the companies.”

“With the new size, scale, and scope of our business, we anticipate continued strong organic revenue growth.  We believe the challenging economic environment will continue to drive consumers to seek cost-effective entertainment alternatives offered by companies such as DIRECTV, its channel partners, and ourselves.  Looking ahead, work order activity has remained robust, continuing the trend we witnessed throughout 2008, with 1Q09 HSP installations and MDU subscriber counts up on a sequential basis from 4Q08. DIRECTV’s continued strong performance and market share gains at the expense of DISH Network and cable operators, combined with pent-up demand for cost-effective triple-play solutions across the MDU landscape, are translating into strong momentum across our business lines.”

“Separately, we are pleased to report that we have been chosen as the exclusive provider of video services as part of a major RBOC’s triple-play solution for MDU properties in their region, which gives significant visibility to growth in our MDU segment for some time to come. As a result of the positive momentum in our business and that of our primary customer DIRECTV, in 1Q09, we hired 413 net new technicians to support anticipated increased business activity across all regions.  The bulk of these new technicians were hired in March 2009, at a total training cost of roughly $1.2 million. There was virtually no associated revenue related to these aforementioned training costs in the first quarter.  Given that it typically takes three months for new hires to ramp up to quota in terms of daily installs, and since we continue to staff up to support higher business volumes at DIRECTV, expenses related to new hires will extend throughout 2Q09.  However, we expect monthly revenues adding to the growth rate of the entire company moving forward.  And, although our balance sheet now reflects the full impact of the leveraged acquisition, we remain confident that the resulting operations will perform over the long run and our shareholders will be benefitted by this non-dilutional structure.”

DirecTECH Acquisition Completed:  On January 2, 2009 Multiband announced that it had acquired 80% of the issued and outstanding shares of common stock of all DTHC operating subsidiaries (except for MMT, of which Multiband previously purchased 51% control in 1Q08, with 29% additional control purchased on January 1, 2009). Multiband now consolidates the operating results of all of the former DTHC subsidiaries with its operating results.  As a result of this transaction and new accounting standards – specifically FAS141r – Multiband recognized $35.7MM of goodwill for the DTHC purchase.

Raising Guidance:  Due to stronger than expected performance in its HSP and MDU segments, driven by strength at DirecTV and robust backlog from the Company’s MDU strategy, Multiband is raising the range of revenue guidance for the balance of 2009.  Specifically, management projects 2009 revenues of between $220–240 million, up from prior guidance of $210-220 million.

Conference Call:  The Company will hold a conference call Thursday, May 21, 2009 to discuss the results and outlook for its business.  The conference call will take place at 4:00 p.m. eastern time.  Interested parties should dial 866-394-1497 and use pass code 10941735.  There will be a playback available for a limited period of time on the Company’s website at www.multibandusa.com.

Multiband EBITDA for the fiscal quarter ending on 3-31-2009 and 3-31-2008

	Three Months ended 3/31/2009	Three Months ended 3/31/2008

Net Income (Quarter)	$(2,585,443)	$(864,398)

Non Operating
Gains/Losses (including stock related expense, provisions for reserves and other accrued non-cash expense)	(6,509)	211,578

Adjusted Net Income	$(2,591,951)	$(652,820)
(Sum of (i)minus (ii)

+ Interest Expense	855,279	100,659

+ Depreciation and Amortization also includes Impairment	3,285,096	795,753

+ Federal, State, and Local Income and Excise Taxes	103,074	38,336

EBITDA	$1,651,498	$281,928

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company's investor relations web site (www.multiband.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the company's quarterly financial results.

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, depreciation, amortization, taxes and other non-cash expense.

About Multiband Corporation:  Multiband Corporation (www.multibandusa.com) is the largest DIRECTV installation provider and an enabler of video and triple-play solutions to the MDU segment.  The company employs approximately 3,900 professionals, has over 30 Field Offices, and serves customers in all 48 of the lower continental U.S.

Contact: James Mandel, CEO for Multiband Corporation at (763) 504-3000.